EXHIBIT 99

Capstone Turbine Announces First Quarter Fiscal Year 2014 Operating Results

Quarterly Gross Margin of 14%

Record Backlog of $155.8 Million at June 30, 2013

CHATSWORTH, Calif., Aug. 8, 2013 (GLOBE NEWSWIRE) -- Capstone Turbine Corporation (Nasdaq:CPST), the world's leading clean technology manufacturer of microturbine energy systems, today announced its financial results for the first quarter of fiscal year 2014 ended June 30, 2013.

First Quarter 2014 Highlights

  Revenue of $24.4 million, product revenue of $20.2 million
  Gross margin of $3.3 million, or 14%, compared to $2.2 million, or 8%, in first quarter Fiscal 2013
  Third consecutive quarter of double-digit gross margin
  Record product backlog of $155.8 million at June 30, 2013
  New product orders of $27.1 million

Management Commentary

"While the first quarter was disappointing from a revenue perspective, this was not a result of systemic business issues, but rather a timing issue with regard to collections and shipments," said Darren Jamison, Capstone's President and Chief Executive Officer. "The fundamentals of the business remain robust, driving gross margin of 14% and a new company record for backlog, and reflecting the inherent strengths of our operations based on the improvements we've made across the organization over the past several years. The management team remains confident and looks forward to a strong rebound in Q2 and reaching our total year goal of continued revenue growth and EBITDA breakeven for the first time in company history."

First Quarter 2014 Financial Summary

Revenue for the first quarter of Fiscal 2014 was $24.4 million, compared to $35.4 million for the fourth quarter of Fiscal 2013, and $28.8 million for the first quarter of Fiscal 2013.

Capstone's backlog as of June 30, 2013 was $155.8 million, an increase of 5% from $148.9 million at March 31, 2013, and an increase of 12% from $139.5 million at June 30, 2012.

Gross margin for the first quarter of Fiscal 2014 was $3.3 million, or 14% of revenue, compared to $5.0 million, or 14% of revenue, for the fourth quarter of Fiscal 2013, and $2.2 million, or 8% of revenue, for the first quarter of Fiscal 2013.

Research and development expenses were $2.3 million for the first quarter of Fiscal 2014, compared to $2.2 million for the fourth quarter of Fiscal 2013 and $2.2 million for the first quarter of Fiscal 2013.

Selling, general and administrative expenses were $7.6 million for the first quarter of Fiscal 2014, compared to $6.7 million for the fourth quarter of Fiscal 2013 and $7.4 million for the first quarter of Fiscal 2013.

Capstone's net loss was $6.8 million, or $0.02 loss per share, for the first quarter of Fiscal 2014,compared to a net loss of $4.1 million, or $0.01 loss per share, for the fourth quarter of Fiscal 2013, and a net loss of $7.8 million, or $0.03 per share, for the first quarter of Fiscal 2013.  Capstone's loss from operations for the first quarter of Fiscal 2014 was $6.6 million, compared to $3.9 million for the fourth quarter of Fiscal 2013 and $7.5 million for the first quarter of Fiscal 2013.

Liquidity and Capital Resources

At June 30, 2013, cash and cash equivalents totaled $21.6 million, compared to $38.8 million at March 31, 2013 and $45.1 million at June 30, 2012.

During the first quarter of Fiscal 2014, Capstone used $15.9 million of cash in operating activities and spent $0.3 million in capital expenditures.This compares to cash used in operating activities of $7.0 million and $0.3 million in capital expenditures during the first quarter of Fiscal 2013.

Operating cash flow was negatively impacted by an increase in cash used for working capital during the first quarter of Fiscal 2014. Accounts receivable increased primarily because of the timing of collections and higher sales occurring at the end of the period. Inventories increased as a result of an increase in finished goods and raw materials, while accounts payable increased as the result of inventory purchases and timing of payments.

Conference Call and Webcast

The Company will host a conference call today, August 8, 2013, at 1:45 p.m. Pacific Time (4:45 p.m. Eastern). Access to the live broadcast and a replay of the webcast will be available for 30 days through the Investor Relations page on the Company's website: www.capstoneturbine.com.

About Capstone Turbine Corporation

Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq:CPST) is the world's leading producer of low-emission microturbine systems, and was the first to market commercially viable microturbine energy products. Capstone Turbine has shipped approximately 7,000 Capstone MicroTurbine(R) systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone Turbine is a member of the U.S. Environmental Protection Agency's Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation's energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2008 and ISO 14001:2004 certified company, Capstone is headquartered in the Los Angeles area with sales and/or service centers in the New York Metro Area, Mexico City, Nottingham, Shanghai and Singapore.

"Capstone" and "Capstone MicroTurbine" are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

The Capstone Turbine Corporation logo is available here.

Forward-Looking Statements

This press release contains "forward-looking statements," as that term is used in the federal securities laws, about revenue growth and EBITDA improvement. Forward-looking statements may be identified by words such as "expects," "objective," "intend," "targeted," "plan" and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties described in Capstone's Form 10-K, Form 10-Q and other recent filings with the Securities and Exchange Commission that may cause Capstone's actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions investors not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

 – Financial Tables Follow –

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except share amounts) (Unaudited)

	June 30,	March 31,
	2013	2013
ASSETS
Current Assets:
Cash and cash equivalents	$21,598	$38,817
Accounts receivable, net of allowance for doubtful accounts of $2,159 at June 30, 2013 and $2,142 at March 31, 2013	23,677	17,941
Inventories	25,922	18,513
Prepaid expenses and other current assets	2,152	2,588
Total current assets	73,349	77,859
Property, plant and equipment, net	3,401	3,543
Non-current portion of inventories	3,076	3,252
Intangible assets, net	2,191	2,313
Other assets	337	371
Total	$82,354	$87,338

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$25,802	$24,121
Accrued salaries and wages	2,176	1,721
Accrued warranty reserve	2,717	2,299
Deferred revenue	2,572	3,089
Revolving credit facility	12,755	13,476
Current portion of notes payable and capital lease obligations	221	361
Warrant liability	10	10
Total current liabilities	46,253	45,077
Long-term portion of notes payable and capital lease obligations	210	233
Other long-term liabilities	131	142
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized; none issued
Common stock, $.001 par value; 515,000,000 shares authorized; 305,982,536 shares issued and 304,883,615 shares outstanding at June 30, 2013; 305,661,276 shares issued and 304,622,573 shares outstanding at March 31, 2013	306	306
Additional paid-in capital	797,507	796,767
Accumulated deficit	(760,773)	(753,975)
Treasury stock, at cost; 1,098,921 shares at June 30, 2013 and 1,038,703 shares at March 31, 2013	(1,280)	(1,212)
Total stockholders' equity	35,760	41,886
Total	$82,354	$87,338
CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (Unaudited)

	Three Months Ended
	June 30,
	2013	2012
Revenue	$24,373	$28,812
Cost of goods sold	21,050	26,643
Gross margin	3,323	2,169
Operating expenses:
Research and development	2,335	2,204
Selling, general and administrative	7,568	7,448
Total operating expenses	9,903	9,652
Loss from operations	(6,580)	(7,483)
Other (expense) income	(14)	22
Interest expense	(186)	(191)
Change in fair value of warrant liability	—	149
Loss before income taxes	(6,780)	(7,503)
Provision for income taxes	18	272
Net loss	$(6,798)	$(7,775)

Net loss per common share—basic and diluted	$(0.02)	$(0.03)

Weighted average shares used to calculate net loss per common share	304,720	299,434
CONTACT: Investor and Investment Media Inquiries:
         818-407-3628
         ir@capstoneturbine.com